Exhibit 10.6

    CONSULTING AGREEMENT made as of December 1, 2004, by and between TRANS-LUX CORPORATION, a Delaware corporation, transacting business at 110 Richards Avenue, Norwalk, Connecticut (hereinafter referred to as "TLX"), and MOVING IMAGES, LLC, a Connecticut limited liability company , having an address c/o David Brandt, 113 Buckingham Road, Upper Montclair NJ 07043 (hereinafter referred to as "Consultant").

    WHEREAS, Consultant has simultaneously engaged Richard Brandt ("Brandt"), to perform consulting services to and on behalf of Consultant to TLX;

    WHEREAS, Brandt has had a long, continuously successful experience and performance in the business operations of TLX and has a unique and deep knowledge of the management, needs, trade secrets, know-how and affairs of TLX and its subsidiaries and affiliates; and

    WHEREAS, it is the considered judgment of the Board of Directors of TLX that it is in the best interests and to the advantage of TLX that it engage Consultant for the performance of consulting services to TLX to be provided by Brandt on behalf of Consultant to the extent and upon the terms hereinafter provided;

    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree with each other that the following is their agreement ("Agreement") in its entirety effective December 1, 2004:

    1. TLX hereby engages Consultant to perform consulting services to TLX on the terms and conditions hereinafter set forth, and Consultant hereby accepts such engagement with TLX for a term ("Term") of seven years and one (1) month commencing on December 1, 2004 and ending on December 31, 2011. Notwithstanding the foregoing, Consultant may terminate the Term of this Agreement at any time, on no less than sixty (60) days prior written notice only if Brandt likewise terminates his consulting arrangement with Consultant. A copy of such agreement has been provided to TLX on execution hereof for information and shall be kept confidential by TLX in the same manner as TLX protects its own confidential information.

    2. (a) During the Term, Consultant will cause Brandt to render to TLX such consulting services as may be reasonably assigned to Consultant from time to time by the Board of Directors of TLX, or by the Executive Committee of TLX, provided that such services are of a type, dignity and nature appropriate to the former Chairman of the Board, chief executive officer and executive manager of TLX and further provided that: (i) such consulting services shall be required to be rendered by Brandt only in Santa Fe, New Mexico or such other location in the United States designated by Brandt, (ii) Consultant's inability to act as such consultant by reason of illness, disability or lack of capacity of Brandt shall not be deemed a breach of this Agreement, and (iii) in Brandt's sole opinion the rendition of such services shall not be detrimental or injurious to Brandt's health. It is further agreed that such services shall not require more than sixty (60) hours service during any month; that Brandt's unavailability at any particular time shall not constitute a breach by Consultant of this Agreement; that Brandt may, in his sole opinion, determine that such services may be rendered by telephone, mail or other means of communication; and that Consultant's failure to render such services because of Brandt's absence from Santa Fe, New Mexico or such other location in the United States designated by Brandt shall not be deemed a breach by Consultant of this Agreement. Brandt shall be the sole and absolute judge of his ability to render such consulting services on behalf of Consultant, and Brandt's conclusion that the rendition thereof would be harmful to him shall absolve and excuse Consultant from the rendition of such consulting services, but the payments and/or benefits to Consultant shall continue to be made as provided in Paragraph 3(f).

        (b) During the Term TLX shall use its best efforts to nominate and elect Brandt from year to year as a director, and a member of the Executive Committee of TLX. In the event that Brandt shall not be elected at all times during the Term hereof, as a member of the TLX Board of Directors, and as a member of the Executive Committee, unless Brandt in writing declines to so serve or resigns as a director or member of the Executive Committee, the same shall, at Consultant's option, constitute a material breach of this Agreement by TLX unless TLX shall completely cure such breach within thirty (30) days from receiving notice from Consultant specifically setting forth the claimed breach. Upon (i) failure of TLX to cure such breach within such thirty (30) day period, or (ii) in the event there is a "Change-in-Control" as hereinafter defined, Consultant, at its option, shall at any time thereafter be entitled to terminate its obligations hereunder by notice ("Notice") to TLX, specifically including the rendition of any services by Consultant to TLX. A reciprocal notice given by Brandt to Consultant and received by TLX shall also constitute such notice to TLX. After the giving of the Notice, TLX shall pay to Consultant, notwithstanding such termination, all sums payable or otherwise provided to Consultant under this Agreement for the balance of the Term, including, but not limited to: (i) the Fees, Profit Participation and Bonus payments provided to be paid to Consultant pursuant to Paragraphs 3(a), (b) and (c) for the period from the date of such Notice of termination through December 31, 2011; and (ii) the insurance and other benefits provided under this Agreement. The aforesaid sums and benefits shall be paid or provided to Consultant as follows: (i) the aggregate fees provided to be paid for the balance of the Term pursuant to Paragraph 3(a) shall be paid to Consultant in one lump sum ten (10) days after such Notice of termination, in the same aggregate amounts as are so provided in said Paragraph 3(a) to be paid for the balance of the Term (adjusted for the CPI Adjustment, as hereinafter defined, to the date of such payment); and (ii) the sums provided to be paid pursuant to Paragraphs 3(b) and (c) and the insurance and other benefits provided under this Agreement, shall be paid or provided to Consultant in the same manner, at the same times, and in the same amounts as is provided in the said Paragraphs (b) and (c) and in Paragraph 4 and elsewhere in the Agreement to be paid or provided during the balance of the Term.


        (c) Nothing contained in this Agreement shall in any way limit or prevent Consultant or Brandt from:

                  (i) being connected with, in any manner whatsoever, including, without limiting the generality of the foregoing, as owner, investor, executive or director or otherwise in any business whatsoever, including, without limiting the generality thereof, the business of producing, distributing or exhibiting motion pictures, or the business of film booking and buying, so long as the business is not directly competitive with any business of TLX;

                  (ii) owning or dealing in the stock or securities of any corporation whose stocks or securities are traded on any public market provided that such aggregate holdings of Consultant and Brandt in any individual corporation that is a direct competitor of TLX shall not exceed five (5%) percent of the outstanding securities of any class of any such corporation.

        (d) Nothing in this Agreement shall prevent TLX from paying compensation to Brandt as a director, member of its Executive Committee or otherwise.

        (e) A "Change-in-Control" shall occur if, after the date hereof (i) any Person is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of capital stock of TLX entitling such Person to exercise 20% or more of the total voting power of all shares of capital stock of TLX entitled to vote generally in the election of directors; (ii) TLX sells or transfers all or substantially all of the assets of TLX to another Person; (iii) there occurs any consolidation of TLX with, or merger of TLX into, any other Person, any merger of another Person into TLX other than (a) a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and Class B Stock, (b) a merger which is effected solely to change the jurisdiction of incorporation of TLX and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which the stockholders of TLX immediately prior to such transaction owned, directly or indirectly, immediately following such transaction, a majority of the combined voting power of the voting capital stock of the corporation resulting from the transaction, such stock to be owned by such stockholders in substantially the same proportion as their ownership of the voting stock of TLX immediately prior to such transaction; (iv) a change in the Board of Directors in which the individuals who constituted the Board of Directors at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors or whose nomination for election by the stockholders of TLX was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (v) the Common Stock is the subject of a "Rule 13e-3 transaction" as defined under the Securities Exchange Act of 1934 ("Exchange Act"). For purposes of this Section 2, the term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. Such term also (i) includes any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act, but (ii) excludes Brandt, TLX, any Subsidiary, any existing Person (including, directly or indirectly, the immediate family (parents, spouse, children, stepchildren, brothers or sisters) of any such Person), who currently beneficially owns shares of TLX's capital stock with 20% or more of the voting power as described above, or any current or future employee or director benefit plan of TLX or any Subsidiary or any entity holding capital stock of TLX for or pursuant to the terms of such plan, or any underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of TLX.

        "Subsidiary" means a corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned or controlled, directly or indirectly, by TLX.

    3. (a) During the Term TLX agrees to pay Consultant, fees ("Fees") at the rate of $384,636.72 per annum for the balance of 2004, and at such rate, subject to the CPI Adjustment for each future calendar year commencing January 1, 2005, as hereinafter provided.

        (b) During the Term TLX also agrees to pay Consultant (i) an amount equal to one and one-half percent (1-1/2%) of TLX's pre-tax consolidated earnings, as hereinafter defined, in each calendar year (including the full 2004 calendar year) during the Term hereof, (hereinafter the amounts payable under this Paragraph 3(b) are collectively referred to as the "Profit Participation"). Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by TLX. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by TLX's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in TLX's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by TLX to Consultant within thirty (30) days after such accountant shall have furnished an opinion on such statement to TLX disclosing TLX's pre-tax consolidated earnings for such calendar year. TLX undertakes to use its reasonable efforts to cause said accountants to prepare and furnish such opinion within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with the delivery of such opinion by said accountants to it, to deliver a copy of such statement to Consultant and Brandt. TLX shall not have any liability to Consultant arising out of any delays with respect to the foregoing.

         (c) The Board of Directors of TLX, upon the recommendation of the Compensation Committee of the Board of Directors, shall consider no later than May of each year the grant of a bonus ("Bonus") to Consultant based upon the performance of Consultant during the immediate preceding year during the Term. In determining whether to grant any such Bonus and the amount thereof, consideration may be given to the performance of TLX in light of competitive and economic conditions. Notwithstanding the foregoing, TLX shall pay to Consultant the highest Bonus applicable for each calendar year ending December 31, commencing December 31, 2004, in the respective amounts hereinafter set forth, in the event TLX's pre-tax consolidated earnings for any year during the Term determined in accordance with Paragraph 3(b), meets or exceeds the respective amounts hereinafter set forth.

If Pre-Tax Consolidated                 Annual Non-Cumulative Level of
Earnings in Any Year Exceed             Bonus Payable
---------------------------             -------------
        $  250,000                       5,000
           500,000                      10,000
           750,000                      15,000
         1,000,000                      20,000
         1,250,000                      31,250
         1,500,000                      37,500
         1,750,000                      43,750
         2,000,000                      50,000
    Over 2,000,000                      $ 50,000 plus 2-1/2% of each full
                                        increment of $250,000 over $2,000,000,
                                        the total annual bonus not to exceed
                                        $142,976 (e.g., if $2,900,000, $50,000
                                        plus 2-1/2% of $750,000 or $50,000 plus
                                        $18,750 or a total of $68,750).  The
                                        maximum of $142,976 payable hereunder
                                        for 2004 shall be subject to the CPI
                                        Adjustment for years following 2004 as
                                        hereinafter provided.


        (d) Notwithstanding Paragraphs 3(b) and 3(c) of this Agreement, for purposes of Paragraphs 3(b) and 3(c) of this Agreement, there shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement (i) the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of TLX's net book value as at the end of the immediate preceding calendar year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of TLX's net book value as at the end of the immediate preceding calendar year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles, and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, (ii) any direct effect on pre-tax consolidated earnings of write-offs of existing prepaid financing costs prior to the normal amortization schedule of such financings provided however that for the purposes of this Paragraph 3(d), such financing costs shall thereafter be amortized in accordance with such normal amortization schedule of such financings, or (iii) any contractual Bonuses and/or Profit Participations accrued or paid to Consultant and TLX employees. Each Bonus payment shall be made in accordance with the time provisions set forth in Paragraph 3(b). Notwithstanding the foregoing, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant Consultant the aforesaid Bonus or any portion thereof for any such year or any other bonus based on its performance.

    In the event Consultant is entitled to or is awarded a Bonus, TLX shall notify Consultant thereof no later than May 31 following such year and Consultant as directed by Brandt shall have the option of receiving such Bonus in (i) cash, (ii) Common Stock and/or Class A Stock of TLX or (iii) cash and Common Stock and/or Class A Stock in such ratio as Consultant elects as directed by Brandt. Such election shall be made by Consultant by written notice to TLX and TLX shall pay said Bonus in the form elected by Consultant within fourteen
(14) days after receipt of Consultant's written notice thereof. Upon Consultant's failure to make such election within sixty (60) days after notice to Consultant from TLX of the Bonus, such Bonus shall be paid in cash to Consultant on the day following the expiration of said sixty (60) day period.
In the event Consultant elects to receive any such Bonus in Common Stock and/or Class A Stock of TLX, the same shall be valued at the latest closing price of such Common Stock and/or Class A Stock, as the case may be, on (i) the American Stock Exchange (or other principal stock exchange on which TLX's Common Stock and/or Class A Stock is listed or, (ii) if not so listed, on the NASDAQ National Market System ("NMS") or any comparable system if listed thereon, or (iii) if not quoted on the NMS or a comparable system, at the mean between the average of the high and low bid and asked prices on the over-the-counter market) on the date of Consultant's election. If there is no trade on such date on any such exchange or market, then the value shall be the closing price on the date on which it last traded. Consultant may direct TLX to issue some or all of such shares to Brandt in lieu of Consultant.

        (e) TLX may make appropriate deductions from the said payments required to be made in this Paragraph 3 to Consultant, to comply with all governmental withholding requirements.

    The payments provided in Paragraph 3(a) shall be made in equal monthly installments on the 15th day of each month. The payments provided to be made to Consultant pursuant to said Paragraph 3(a) and the maximum Bonus payable under Paragraph 3(c) shall each be appropriately adjusted upward ("CPI Adjustment") for inflation at the beginning of each calendar year commencing in 2005 based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (2004=100). The CPI Adjustment shall be paid retroactively when determined, for payments already made in the applicable calendar year. Consultant may direct TLX to pay 95% of all payments under Paragraphs 3(a), (b) and (c) directly to Brandt so long as Brandt is alive, and following such death, all such payments shall be made directly to Consultant.

    Consultant shall also be entitled to reimbursement from TLX for the amount of the social security payments payable by Brandt, if any, based on amounts paid to him by Consultant from amounts paid to Consultant under this Agreement to the extent such social security payments would have been made by TLX if the applicable portion of the Fees under Paragraph 3(a) were paid by TLX directly to Brandt as a salary. Any such reimbursement payable by TLX hereunder shall be grossed up to take into account and reimburse Consultant for any tax consequences resulting to Brandt therefrom. The amount of such reimbursement may be made by TLX directly to Brandt at Brandt's request.

    This Agreement shall not be deemed abrogated or terminated if TLX, in its discretion, shall determine to increase the compensation of Consultant for any period of time, or if Consultant shall accept such increase.

        (f) If, during the Term of this Agreement, Consultant or Brandt on behalf of Consultant shall be prevented from performing or be unable to perform, or fail to perform his duties by reason of illness or any other incapacity or disability, the payments and/or benefits provided in Paragraphs 3 and 4 and elsewhere in this Agreement to be made or provided to Consultant, shall continue to be made or provided to Consultant for the balance of the Term, without any reduction whatsoever, at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3 and 4 and elsewhere in this Agreement, except that all benefits shall be paid directly to Brandt or to Consultant on behalf of Brandt. If Brandt shall die during the Term, TLX shall pay to Consultant an amount equal to the aggregate payments provided to be made under Paragraphs 3 (a), (b) and (c) that otherwise would have been payable to Consultant during the Term but for Brandt's death, for the balance of the Term through December 31, 2011, without any reduction whatsoever. In calculating the respective payments hereunder to be made under Paragraphs 3(b) and 3(c), such amounts shall respectively equal (i) the highest Profit Participation provided for in Paragraph 3(b) hereof and (ii) the highest Bonus payment provided for in Paragraph 3(c) hereof, received in each case by Consultant or Brandt during the seven (7) year period preceding Brandt's death (including for this calculation any payments of Profit Participation and Bonus paid to Brandt under any prior employment and consulting agreements). Such payments of the amounts provided in Paragraphs 3(a), (b) and (c) shall be made at the same times, in the same manner, and in the same amount as provided in Paragraph 3(a) and for the amounts in Paragraphs 3 (b) and (c) as adjusted herein.

    4. (a) TLX will continue to furnish to Consultant (provided Brandt is insurable) a policy of life insurance upon Brandt's life, the term of which shall continue during the Term through December 31, 2011. Such policy shall provide that Consultant, upon the expiration of said policy, shall have a conversion right privilege, if same is available. Said policy shall provide for a death benefit of $250,000 payable as follows:

    Sixty (60%) percent of the death benefit of such policy to Helen K. Brandt, Brandt's wife, and in such event the remaining forty (40%) percent of such death benefit shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease Brandt, then such policy shall provide that the entire death benefit payable thereunder shall be payable in equal shares to Brandt's surviving issue, per stirpes and not per capita. If Brandt shall not be insurable, or if the amount of such insurance is less than $250,000, then, upon Brandt's death during the Term hereof, TLX shall in every event, pay to Consultant the amount of such uninsured portion within 30 days after Brandt's said death. Notwithstanding the foregoing, Consultant hereby directs that any such uninsured portion be paid directly to Brandt's said widow and/or issue as provided above in this Paragraph 4(a). For example, if the amount of insurance is $130,000, then $120,000 shall be paid by TLX to Brandt's said widow and/or issue within 30 days after Brandt's death.

        (b) TLX shall also provide to or on behalf of Consultant during the Term, at TLX's expense, medical insurance coverage for Brandt and his wife at least at the same levels as in effect for Brandt on the date immediately preceding the execution of this Agreement, as well as any other group insurance plan, hospitalization plan (subject to Medicare reimbursements), medical service plan or any other benefit plan which TLX may have in effect during the Term. Included in such plans and benefits that TLX will make available or pay to Brandt are travel and accident insurance and Christmas bonuses to the extent the same are made available or paid to the senior executives of TLX. Consultant shall also be entitled for the benefit of Brandt to any other insurance and other employee benefits, including life insurance on Brandt's life, which are available to senior executives of TLX. Notwithstanding the foregoing, Consultant acknowledges and agrees that (i) Consultant is accepting $50,000 of group term life insurance on Brandt's life in place of the larger amount of group term life that Brandt otherwise would be entitled to if employed by TLX and (ii) Consultant and Brandt are not entitled to participate in TLX's existing pension plan. TLX shall continue to pay for and/or reimburse Brandt or Brandt's widow for premiums paid (similarly grossed up for tax purposes) for a second to die life insurance policy on their lives which is presently in place. Brandt's widow shall also be entitled to receive health benefits as and to the extent provided by resolution of the Board of Directors of TLX adopted on September 23, 1999, notwithstanding the earlier termination of this Agreement.

    5. TLX agrees that during the Term hereof it shall provide Brandt with appropriate secretarial and administrative support, office space and office equipment in connection with the services to be performed under this Agreement. TLX shall also reimburse Brandt directly for all out-of-pocket expenses incurred by Brandt in furtherance of the business and activities of TLX, including travel, board and hotel expenses. During the Term hereof, there shall be allowance for Brandt for reasonable periods of vacations for Brandt's services not in excess of a total of six (6) weeks in any one year. TLX shall also furnish Brandt with a car and driver, as may be requested by Brandt during the Term hereof for use by Brandt in connection with his services to Consultant for TLX hereunder.

    6. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall be in writing and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

    7. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mails, certified or registered, addressed as follows:

                To: Consultant c/o David Brandt
                    113 Buckingham Road
                    Upper Montclair NJ 07043

                            and

                    c/o Thomas Brandt
                    67 Wesgate Drive
                    Stamford CT 06902


                With a copy to:      Richard Brandt
                                     P.O. Box 839
                                     Tesuque New Mexico 87574

                To TLX:              Trans-Lux Corporation
                                     110 Richards Avenue
                                     Norwalk, Connecticut 06854
                                     Att: President

Either party may, by written notice to the other, change the address to which notices are to be addressed.

    8. TLX may itself, or through any of its subsidiaries or affiliates, make payment to Consultant of the compensation due it hereunder, provided, however, that if such payment be made by a company other than TLX, that fact shall not relieve TLX of its obligations hereunder, except with respect to the extent of the amounts so paid.

    9. The provisions hereof shall be binding upon and shall inure to the benefit of Consultant, and its successors and TLX and its successors, and Brandt to the extent Brandt is entitled to direct payments for reimbursement and/or benefits as a third party beneficiary hereof. During the Term of this Agreement, if TLX shall at any time be consolidated or merged into any other corporation, or if substantially all of the assets of TLX are transferred to any other corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting in such merger, or to which such assets shall have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.

    10. Whenever in this Agreement the term "issue" is used it shall mean natural issue except in the case of Brandt's grandchildren issue shall include grandchildren legally adopted by Brandt's natural children.

    11. This Agreement contains all the understandings and agreements arrived at between the parties in relation to the subject matter and supersedes any and all prior understandings and agreements, except it does not affect any insurance agreements with Brandt. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    12. This Agreement shall not be varied, altered, modified, changed or in any way amended, except by an instrument in writing, executed by the parties hereto, or their legal representatives.

    IN WITNESS WHEREOF, Consultant has executed and TLX has caused its President, on its behalf, to execute this Agreement, on the day and year first above written.


                                        TRANS-LUX CORPORATION


                                        By:  /s/ Angela D. Toppi
                                        -------------------------------------
                                        Angela D. Toppi,
                                        Title - Executive Vice President


                                        MOVING IMAGES, LLC

                                        By: /s/ David Brandt
                                        -------------------------------------
                                        David Brandt
                                        Title - Manager

                                                               December 1, 2004


Mr. Richard Brandt
P.O. Box 839
Tesuque, NM 87574

Dear Richard:

    Reference is made to your consulting agreement effective as of June 1, 2003. We hereby mutually agree such consulting agreement is terminated effective December 1, 2004 simultaneously with our entering into a new consulting agreement with Moving Images, LLC. It is understood such termination shall not affect any insurance or other agreements between Trans-Lux Corporation and you nor any amounts accrued or outstanding and not paid to you as of such termination date under such terminated consulting agreement. In addition, to the extent you have deferred the start of increases of fees under such terminated consulting agreement, in the event and to the extent Trans-Lux Corporation retroactively pays deferred amounts of increases under employment agreements with executive officers, you shall likewise be entitled to receive the amount deferred by you for periods preceding the effective date of cancellation of your consulting agreement. Please acknowledge below your acceptance of this letter.

                                       Trans-Lux Corporation



                                       By:  /s/ Angela D. Toppi
                                       ----------------------------------------
                                       Angela D. Toppi,
                                       Executive Vice President

Accepted and Agreed:


 /s/ Richard Brandt
--------------------------
Richard Brandt